Exhibit 5.3
Machado, Meyer, Sendacz e Opice
A D V O G A D O S
Avenida Brigadeiro Faria Lima, 3.144, 11º andar
01451-000 São Paulo, SP, Brasil
Tel. 55 11 3150-7000 · Fax 55 11 3150-7071
mmso@mmso.com.br
www.machadomeyer.com.br
brasÍlia · rio de janeiro · salvador · porto alegre · nova iorque · fortaleza
São Paulo, October 30, 2007
To
TAM S.A.
Avenida Jurandir, 856, Lote 4, 3º andar
São Paulo, SP
CEP 04072-000
TAM Linhas Aéreas S.A.
Avenida Jurandir, 856, Lote 4, 2º andar
São Paulo, SP
CEP 04072-000
TAM Capital Inc.
c/o Ogier Fiduciary Services (Cayman) Limited
Queensgate House, South Church Street
PO Box 1234, Grand Cayman KY1-1108
Cayman Islands
Re.: Registration Statement on Form F-3
Dear Sirs,
     We have acted as special Brazilian counsel to TAM S.A., TAM Linhas Aéreas S.A. (the “Guarantors”) and TAM Capital Inc. (the “TAM Capital” and, together with the Guarantors, the “TAM Entities”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-3 (the “Registration Statement”), relating to the offering from time to time, together or separately and in one or more series (if applicable), of (i) American Depositary Shares representing preferred shares by TAM S.A. (the “ADS”), (ii) debt securities by TAM S.A., TAM Linhas Aéreas and TAM Capital Inc. (the “Debt Securities” and, together with the ADS, the “Securities”); and (ii) guarantees of debt securities by TAM S.A. and TAM Linhas Areas S.A. (the “Guarantees”). The Securities being registered under the Registration Statement will have an indeterminate aggregate initial offering price and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

Machado, Meyer, Sendacz e Opice	advogados

     The Securities are to be issued from time to time under an indenture (the “Indenture”) to be entered into between the applicable TAM Entity and a trustee to be identified later. The Guarantees are to be issued from time to time and only as applicable pursuant to the Indenture.
     In arriving at the opinions expressed below, we have reviewed the Registration Statement, including the form of Indenture (the “Transaction Documents”). In addition, we have analyzed all documents that we have considered necessary or desirable in order that we may give this opinion.
     The opinions set forth in this letter relate only to the matters of laws of Brazil as in force on the date hereof, and not to any other law of any foreign country, and are based upon the following assumptions:
          (i) the genuineness of all signatures, stamps and seals, the conformity to the originals of all documents supplied to us as certified or photostatic or faxed copies and the authenticity of the originals of such documents;
          (ii) the due authorization, execution and delivery of the Transaction Documents by each of the parties thereto, other than the Guarantors, in the respective forms examined by us and that the performance thereof is within the capacity and powers of each of them (other than the Guarantor);
          (iii) each of the parties to the Transaction Documents (other than the Guarantors) is duly organized and established and is validly existing under the laws of the jurisdiction of its incorporation or organization and has the corporate power and authority to execute and deliver, and perform its obligations under the Transaction Documents to which it is a party;
          (iv) the absence of any other agreements or arrangements among the parties to the Transaction Documents, which may modify, affect or supersede any of the terms thereof; and
          (v) the validity, binding effect, legality and enforceability of the Transaction Documents under the laws of the State of New York, United States of America.
     We have also assumed that the Securities and the Guarantees that will be issued will be constituted as provided in the Indenture, as applicable, and that any terms of the Securities that are not specified in such Indenture will comply with applicable law and will be valid, binding and enforceable. We have also assumed that the interest rate on the Debt Securities will not exceed the maximum rate permitted by law.
     On the basis of such assumptions and subject to the reservations set forth below, we are of the opinion that:
          (a) When the Securities to be issued by TAM S.A. and/or by TAM Linhas Aéreas S.A., as the case may be, have been duly executed by TAM S.A. and/or by TAM Linhas

Machado, Meyer, Sendacz e Opice	advogados

Aéreas S.A., as the case may be, duly authenticated in accordance with the provisions of the Indenture and duly delivered to and paid for by the purchasers thereof pursuant to a sale in the manner described in the prospectus (as supplemented and amended as of the time of such sale) which is part of the Registration Statement as in effect at such time, such Securities will constitute valid, binding and enforceable obligations of TAM S.A. and/or by TAM Linhas Aéreas S.A., as the case may be, entitled to the benefits of the Indenture.
          (b) When Guarantees to be issued by TAM S.A. and/or by TAM Linhas Aéreas S.A., as the case may be, have been duly executed by TAM S.A. and/or by TAM Linhas Aéreas S.A., as the case may be, duly authenticated in accordance with the provisions of the Indenture and duly delivered to and paid for by the purchasers thereof pursuant to a sale in the manner described in the prospectus (as supplemented and amended as of the time of such sale) which is part of the Registration Statement as in effect at such time, such Guarantees will constitute valid, binding and enforceable obligations of TAM S.A. and/or by TAM Linhas Aéreas S.A., as the case may be, entitled to the benefits of the Indenture; and
          (c) When the Board of Directors or any other corporate body, as applicable, of TAM S.A. authorizes any further issuance of preferred shares to be represented by ADS, such preferred shares will be validly issued and fully paid.
     Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of TAM Entities, (a) we have assumed that each TAM Entity and each other party to such agreement or obligation has satisfied or, prior to the issuance of the relevant Securities will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to TAM Entities regarding matters of the laws of Brazil that in our experience normally would be applicable to general business entities with respect to such agreement or obligation); (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity; and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.
     In rendering the opinions expressed above, we have further assumed that (i) the Registration Statement and any amendments thereto (including any post-effective amendments) will have become effective and comply with all applicable laws; (ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement; (iii) the terms of the Securities will conform, where applicable, to the respective forms thereof that have been filed as exhibits to the Registration Statement and the terms of all Securities will conform in all material respects to the respective descriptions thereof in the prospectus (as supplemented and amended as of the time of such sale) which is part of the Registration Statement as in effect at such time; (iv) the terms of all Securities will not violate any applicable law, result in a default under or breach of any agreement or instrument binding upon TAM Entities or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over TAM Entities; (v) the Securities will be sold and delivered to, and paid for by, the purchasers at the price specified in,

Machado, Meyer, Sendacz e Opice	advogados

and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto; (vi) each TAM Entity, as the case may be, will authorize the offering and issuance of the Securities and will authorize, execute and deliver the applicable Indenture with any amendments or supplemental indentures thereto and any other document contemplated thereby or by the Registration Statement and will take any other appropriate additional corporate action; and (vii) certificates, if required, representing the Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated and countersigned.
     In addition, the opinions set forth above are, however, subject to certain qualifications and limitations, namely:
          (i) in the event that any suit is brought against the Guarantors in Brazil, the foreign plaintiffs that do not have immovable assets in Brazil will be required to post a bond of guarantee with respect to court costs and legal fees;
          (ii) to ensure the enforceability or admissibility of any document in connection with the Securities and the Guarantees before the public agencies and courts in Brazil (a) (i) the signature of the parties thereto, if signed abroad, must be notarized by a notary public licensed to act as such under the laws of the place of signing and the signature of such notary public must be authenticated by a consular official of Brazil having jurisdiction over the place of signing; or (ii) the respective document must be registered with the competent Registry of Titles and Deeds having jurisdiction over the place where the headquarters of the parties are located, and (b) such documents must be translated into Portuguese by a sworn translator;
          (iii) In the event that any suit is brought against the Guarantors, service of process upon it, if made in Brazil, must be effected in accordance with Brazilian law;
          (iv) Notwithstanding the Transaction Documents being expressed to be governed by foreign law, such foreign law will only be recognized and upheld as a valid choice of law by the courts of Brazil if not against Brazilian national sovereignty, public policy or morality; and
          (v) Because the primary purpose of our professional engagement was not to establish or confirm factual matters or financial, accounting or statistical information, and because many determinations involved in the preparation of the prospectus (as supplemented and amended as of the time of such sale) which is part of the Registration Statement as in effect at such time are of a wholly or partially non-legal character or relate to legal matters outside the scope of our opinion letter of even date herewith, we have not verified, and are not passing upon and do not assume any responsibility, for the accuracy, completeness or fairness of the statements contained in the prospectus (as supplemented and amended as of the time of such sale) which is part of the Registration Statement as in effect at such time and we express no opinion or belief as to the factual matters or financial statements and schedules and other financial, operational, accounting and statistical data contained in the prospectus (as supplemented and amended as of the time of such sale) which is part of the Registration

Machado, Meyer, Sendacz e Opice	advogados

Statement as in effect at such time and we make no representation that we have independently verified the accuracy, completeness or fairness of such statements.
     We express no opinion as to any agreement, instrument or other document other than as specified in this letter.
     This letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you or any other person who is permitted to rely on the opinions expressed herein, as specified above, of any development or circumstance of any kind including any change of law or fact that may occur after the date of this letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this letter. Accordingly, any person relying on this letter at any time should seek advice of its counsel as to the proper application of this letter at such time.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.3 to the Registration Statement and to the reference to ourselves under the caption “Legal Matters” in the Registration Statement. We also hereby consent to the incorporation by reference of our opinion to you dated August 31, 2007 as Exhibit 5.6 to the Registration Statement.
Very truly yours,
/s/ Machado, Meyer, Sendacz e Opice Advogados
Machado, Meyer, Sendacz e Opice
A d v o g a d o s